Exhibit 10.3

INTERNATIONAL BANCSHARES CORPORATION
2022 MANAGEMENT INCENTIVE PLAN

SECTION I
PURPOSE

The purpose of the International Bancshares Corporation 2022 Management Incentive Plan (the “Plan”) is to promote and advance the interests of the Company and its shareholders by enabling the Company to attract, retain and reward officers of the Company and its Affiliates. The Plan is an amendment and restatement of the International Bancshares Corporation 2013 Management Incentive Plan and applies to Performance Periods commencing on and after January 1, 2022.

SECTION II
DEFINITIONS

The terms below shall have the following meanings:

A.            “Affiliate” means any company controlled by, controlling or under common control with the Company as defined under rule 144 under the Securities Act.

B.            “Board” means the Board of Directors of the Company.

C.            “Change of Control” means the occurrence of any of the following events:

a.            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company, any Affiliate of the Company as of the Effective Date, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing more than 20% of the combined voting power of the Company’s then outstanding voting securities; provided, however, a Change of Control shall not be deemed to occur solely because such person acquired beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding voting securities as a result of the acquisition of voting securities by the Company, which by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, such person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by such person, then a Change of Control shall occur;

b.            During any period of 24 consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (a), (c) or (d) of this Section II(C)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

c.            The Company’s shareholders approve a merger, consolidation or reorganization of the Company with any other corporation, other than a merger, consolidation or reorganization which would result in the shareholders of the Company immediately before such merger, consolidation or reorganization, owning, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization; or

d.            The Company’s shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

e.            Notwithstanding anything in the Plan to the contrary, in the event any Incentive Payment is subject to Section 409A of the Code, the definition of “Change in Control” shall be interpreted to mean a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5) but only to the extent necessary to prevent such Incentive Payment from becoming subject to additional tax under Code Section 409A.

D.            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

E.            “Committee” means the Board’s Compensation Committee or a subcommittee thereof appointed by the Board to administer the Plan as provided herein consisting of at least two Board members, each of whom is an Outside Director.

F.            “Company” means International Bancshares Corporation, a Texas corporation, and any successor thereof.

G.            “Effective Date” means the terms as defined by Section VII hereof.

H.            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

I.            “Incentive Payment” means a Traditional Incentive Payment, based upon the attainment of set Performance Targets for a Performance Period, or a Merchant Banking Incentive Payment, based on the success of the Company’s merchant banking investments during the same Performance Period. Collectively, they are referred to as “Incentive Payments,” and the terms of the Plan shall apply uniformly to both unless specified otherwise.

J.            “Merchant Banking Incentive Payment” means, with respect to each Participant, the amount he or she may receive as a payment for the applicable Performance Period as determined by the Committee pursuant to the provisions of the Plan, the payment of which shall be contingent upon the performance of the Company’s merchant banking investments and as determined by the Committee in its complete discretion.

K.            “Outside Director” means as provided by the regulations promulgated under the Exchange Act, as amended from time to time.

L.            “Participant” means any officer of the Company or an Affiliate who is designated by the Committee as eligible to receive an Incentive Payment under the Plan.

M.            “Performance Measures” means the specific measures that are used to evaluate the attainment of Performance Targets during a designated Performance Period to determine if Traditional Incentive Payments, if any, shall be payable for the Performance Period, and the amount of such Traditional Incentive Payments.

N.            “Performance Period” means the period, not to be less than 12 months, specified by the Committee during which Incentive Payments may be earned.

O.            “Performance Targets” mean the specific goals that must be attained during a Performance Period for Traditional Incentive Payments to be earned.

P.            “Plan” means this 2022 International Bancshares Corporation Management Incentive Plan., as it may be amended from time to time.

Q.            “Stock” means the common stock, par value $1.00 per share, issued by the Company.

R.            “Traditional Performance Payment” means, with respect to each Participant, the amount that the Participant may receive for an applicable Performance Period as determined by the Committee pursuant to the provisions of the Plan, the payment of which shall be contingent upon the attainment of Performance Targets with respect to the Performance Period.

SECTION III
ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have the full authority and absolute sole discretion to construe, interpret, and administer the Plan, to promulgate, amend, and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in connection with the administration of the Plan, including, but not limited to, determinations relating to eligibility, whether to make Incentive Payments, the terms of any such Incentive Payments, the time or times when Performance Targets are established, the Performance Periods to which Incentive Payments relate, and the actual dollar amount of any Incentive Payment. The determinations of the Committee pursuant to this authority shall be conclusive and binding on all parties including without limitation the Participants, the Company and its shareholders.

SECTION IV
TRADITIONAL AND MERCHANT BANKING INCENTIVE PAYMENTS

A.            Traditional Incentive Payments - Establishment of Performance Goals. Within 90 days after the beginning of each annual Performance Period, the Committee shall, in its sole discretion and before the outcome is substantially certain, determine and establish the following criteria in writing:

1.            The applicable Performance Period;

2.            The Performance Measures to be used for purposes of setting the annual Performance Targets that must be attained during the Performance Period for Participants to receive Traditional Incentive Payments, and the calculation of those Traditional Incentive Payments, based upon the relative level of attainment of the annual Performance Targets.

B.            Certification and Payment of Traditional Incentive Payments. After the end of each Performance Period, the Committee shall:

1.            Certify in writing, prior to the unconditional payment of any Traditional Incentive Payment, the level of attainment of the Performance Targets for the Performance Period;

2.            Determine the total amount available for Traditional Incentive Payments based on the attainment of such Performance Targets; and

3.            In its sole discretion, adjust the size of, or eliminate, the total amount available for Traditional Incentive Payments for the Performance Period; and in its sole discretion, determine the share, if any, of the available amount to be paid to each Participant as that Participant’s Traditional Incentive Payment, and authorize payment of such amount.

C.            Merchant Banking Incentive Payments. At the end of each Performance Period, which is the same Performance Period as designated above by the Committee for Traditional Incentive Payments, the Committee shall evaluate the results of the Company’s merchant banking investments for the Performance Period and determine at its sole discretion, whether Merchant Banking Incentive Payments shall be made for the Performance Period. The Committee shall select the recipients of such Merchant Banking Incentive Payments and the amount of the individual Merchant Banking Incentive Payments, which need not be uniform. In making its determinations, the Committee shall take into account the role, time and effort devoted by each officer into the success of the Company’s merchant banking investments during the Performance Period. Aggregate Merchant Banking Incentive Payments attributable to any one transaction during the Performance Period cannot exceed the lesser of $15,000,000 or five percent of the transaction.

D.            Other Applicable Rules.

1.            No payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company or an Affiliate as of the date of payment; provided, however, in the event of the Participant’s (i) retirement in accordance with the policies of the Company or Affiliate which employs the Participant; (ii) death or (iii) termination of employment due to disability (as determined in the discretion of the Committee), the Company shall pay the Participant (or his or her estate or the persons to whom the right to payment under this Plan passes by will or the laws of descent and distribution) an Incentive Payment for the applicable Performance Period, at such time as Participants are generally paid Incentive Payments for such Performance Period, in an amount equal to the product of (x) the amount that the Committee determines that the Participant would have earned for the applicable Performance Period had the Participant continued in the employ of the Company for the entirety of the Performance Period and (y) a fraction, the numerator of which is the number of full months elapsed from the commencement of the applicable Performance Period through the Participant’s termination of employment and the denominator of which is the total number of months in the applicable Performance Period.

2.            Incentive Payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Company’s payroll practices as in effect from time to time.

3.            The maximum amount that may become payable to any Participant in any calendar year as a Traditional Incentive Payment with respect to all Performance Periods completed during such calendar year shall be the lesser of 2.5% of the Company’s total income before taxes for the fiscal year or $3,000,000. The maximum amount which may become payable to any Participant in any calendar year as an additional Merchant Banking Incentive Payment with respect to all Performance Periods completed during such calendar year is at the sole discretion of the Committee but shall not exceed the aggregate cap on each transaction completed during the Performance Periods ending in such calendar year.

4.            Incentive Payments shall be payable in cash as soon as administratively practicable after the end of the calendar year in which the Performance Period ends or is deemed to have ended pursuant to the provisions of Section VI(A), but in no event after the date that is two and a half months after the end of the calendar year in which such Performance Period ends or is deemed to have ended pursuant to the provisions of Section VI(A).

5.            Until paid to a Participant, Incentive Payments may not be assigned, alienated, transferred or encumbered in any way.

SECTION V
AMENDMENT OR TERMINATION

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of any Participant. Any such action may be taken without the approval of the Company’s shareholders unless shareholder approval is required by applicable law. Termination of the Plan shall not affect any Incentive Payments determined by the Committee to be earned prior to, but payable on or after, the date of termination, and any such Incentive Payments shall continue to be subject to the terms of the Plan notwithstanding its termination.

SECTION VI
CHANGE IN CONTROL

Unless otherwise determined by the Committee prior to a Change in Control, in the event of a Change in Control, the following provisions shall be applicable:

A.            The Performance Periods then in effect for both Traditional Incentive Payments and Merchant Banking Incentive Payments shall be deemed to have concluded immediately prior to the Change in Control of the Company. The total amount available to fund the related Traditional Incentive Payments shall be that proportion of the amount (based upon the number of full and partial months in such Performance Period elapsed through the date of the Company’s Change in Control) that would be available for funding the Traditional Incentive Payments, assuming the Company had attained the Performance Targets at a level generating maximum funding for the applicable Performance Periods; and

B.            The Committee, in its sole discretion, shall no later than immediately prior to the Change in Control approve the share of the available amount payable to each Participant as that Participant’s Traditional Incentive Payment (provided that the entire available amount as calculated pursuant to Section VI(A) shall be paid to Participants as Traditional Incentive Payments), and payments shall be made to each Participant as soon thereafter as is practicable, but not later than 60 calendar days after the Change in Control.

C.            The Committee, in its sole discretion, shall no later than immediately prior to the Change in Control determine if Merchant Banking Incentive Payments shall be made in accordance with the Performance Period cap established in Section IV(C), and payment shall be made to each Participant as soon thereafter as is practicable, but no later than 60 calendar days after the Change in Control.

SECTION VII
EFFECTIVE DATE OF THE PLAN

This International Bancshares Company 2022 Management Incentive Plan shall be effective as of January 1, 2022 for Performance Periods commencing on or after such date and shall remain in effect until terminated in accordance with Section V hereof. The Plan is an amendment and restatement of the International Bancshares Company 2013 Management Incentive Plan, originally effective as of January 1, 2013.

SECTION VIII
GENERAL PROVISIONS

A.            The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company or any Affiliate, except as expressly provided in the Plan.

B.            The Plan shall be binding on successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

C.            The cost of benefit payments from this Plan and the expenses of administering this Plan shall be borne by the Company.

D.            No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Incentive Payment granted or paid under the Plan.

E.            The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Company, or any Affiliate, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Company or any Affiliate or to receive an Incentive Payment with respect to any Performance Period.

F.            The adoption of this Plan shall not affect any other existing or future incentive or compensation plans for the Company. Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required and such arrangements may be either generally applicable or applicable only in specific cases.

G.            To the extent that state law shall not have been preempted by any laws of the United States, the Plan shall be governed, construed, regulated, interpreted, and administered in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

H.            This Plan is intended to comply in all aspects with applicable law and regulations. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to carry out the intent of this Plan.

I.            It is the intent of the Company that neither the Plan nor any Incentive Payments hereunder be subject to Section 409A of the Code, and the Plan is to be construed accordingly. Incentive Payments shall be paid in a lump sum cash amount as soon as practical, but not later than March 15 of the year following the calendar year in which they are no longer subject to a “substantial risk of forfeiture” (as defined and applied in Section 409A of the Code) (the “Applicable Period”). For purposes of the Plan, the terms “termination of employment,” “employment termination” or terms of like kind are intended to mean “Separation from Service,” as defined in Code Section 409A and Regulations thereunder. If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Company shall modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and with as little diminution in the value of the Incentive Payments to the Participants as practicable.

J.            The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Incentive Payment shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive Incentive Payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Payments shall be made solely from the general assets of the Company.

K.            Notwithstanding any other provision of this Plan to the contrary, the Company shall not be required to make any payment under this Plan that would be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act, as amended, that is prohibited by applicable law.

L.            Notwithstanding anything to the contrary expressed in the Plan, any provisions hereof that vary from or conflict with any applicable federal or state securities law (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

M.            If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, a Participant shall reimburse the Company the amount of any benefit received under the Plan during the three (3) year period preceding the date on which the Company is required to prepare the accounting restatement that is in excess of the amount that would have been received under the accounting restatement as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules promulgated thereunder or as required by any other applicable rule or regulation.